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                            [CONSUMERS ENERGY LOGO]

                            CONSUMERS ENERGY COMPANY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 23, 2003

To the Shareholders of Consumers Energy Company:

The annual meeting of shareholders of Consumers Energy Company will be held on Friday, the 23rd day of May 2003, at 10:30 A.M., Eastern Daylight Saving Time, at the Potter Center, 2111 Emmons Road, Jackson, Michigan 49201. The purposes of the meeting are:

(1) Electing a Board of Directors;

(2) Transacting such other business as may properly come before the meeting.

The annual report to the shareholders for the year 2002, including financial statements, has been furnished to you.

The Board of Directors has set March 28, 2003 as the record date for the annual meeting. Shareholders are invited to attend the meeting. WE ARE NOT ASKING YOU FOR A PROXY.

                                         Michael D. VanHemert
                                         Corporate Secretary

Consumers Energy Company
One Energy Plaza
Jackson, Michigan 49201

April 22, 2003
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                             INFORMATION STATEMENT
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                                  INTRODUCTION

This Information Statement is furnished by the Board of Directors of Consumers Energy Company ("Consumers") in connection with the annual meeting of shareholders to be held on May 23, 2003.

As of December 31, 2002, Consumers' outstanding Common Stock ($10 par value) and Preferred Stock ($100 par value) consisted of 84,108,789 shares of Common Stock held by CMS Energy Corporation ("CMS") and 441,599 shares of Preferred Stock. Holders of Preferred and Common Stock are entitled to 1 vote for each share and shareholders have cumulative voting rights for the election of directors. That is, holders of preferred and common shares are entitled to as many votes as equal the number of shares held multiplied by the number of directors to be elected, and they may cast all of such votes for a single nominee or distribute them among any two or more nominees as they choose.

While all shareholders are cordially invited to attend the annual meeting, WE ARE NOT ASKING YOU FOR A PROXY. We have been advised that all 84,108,789 Consumers common shares held by CMS (99.5% of the Consumers shares entitled to vote) will be voted in favor of the proposed directors, thus assuring their election.

To the knowledge of management, no person or entity except CMS owns beneficially more than 5% of any class of Consumers' outstanding voting securities.

The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against " votes but are counted in the determination of a quorum.

               INCORPORATION BY REFERENCE -- CMS PROXY STATEMENT

Please refer to the enclosed CMS proxy statement dated April 22, 2003 for information regarding the nominees for directors, meetings and committees of the Board of Directors, compensation of directors and executive officers and various other 2002 proxy statement information. This information appears beginning with the heading "ELECTION OF DIRECTORS" in the CMS proxy statement, and is incorporated by reference herein.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require Consumers directors and designated executive officers, and persons who own more than 10% of Consumers stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of any securities or derivative securities of Consumers. To Consumers' knowledge, during the year ended December 31, 2002 all Consumers directors and designated executive officers made all required filings.